Exhibit 99.1

Brookdale Announces Third Quarter 2021 Results

Nashville, Tenn., November 4, 2021 - Brookdale Senior Living Inc. (NYSE: BKD) ("Brookdale" or the "Company") announced results for the quarter ended September 30, 2021.

HIGHLIGHTS

•Third quarter weighted average occupancy grew 200 basis points sequentially.
•Liquidity increased $258 million to $646 million at September 30, 2021, which reflects the impact of the successful completion of the sale of 80% of the Company's equity in its Health Care Services segment.
•On October 1, 2021, the Company issued $230 million principal amount of 2.00% convertible senior notes due 2026.

"We are winning the recovery, with eight consecutive months of occupancy growth through October,” said Lucinda (“Cindy”) Baier, Brookdale’s President and CEO. “Throughout the pandemic, we’ve made great progress from a business and liquidity perspective. Our scale allows us to help protect and prioritize our residents and associates, like with our recent and rapid hosting of vaccine booster clinics in the vast majority of our communities. Additionally, this quarter we successfully closed a convertible notes offering that demonstrates the interest in Brookdale’s current and long-term growth opportunities."

SUMMARY OF THIRD QUARTER RESULTS

Consolidated

The table below presents a summary of consolidated operating results.

			Year-Over-Year Increase / (Decrease)			Sequential Increase / (Decrease)
($ in millions)	3Q 2021	3Q 2020	Amount	Percent	2Q 2021	Amount	Percent
Senior housing resident fee revenue	$600.1	$610.9	$(10.8)	(1.8)%	$586.7	$13.4	2.3%
Health Care Services resident fee revenue (1)	—	89.9	(89.9)	n/a	87.3	(87.3)	n/a
Total resident fee revenue	600.1	700.8	(100.7)	(14.4)%	674.0	(73.9)	(11.0)%
Management fee revenue	3.6	5.7	(2.1)	(36.8)%	5.0	(1.4)	(28.0)%
Senior housing facility operating expense	480.4	476.2	4.2	0.9%	466.4	14.0	3.0%
Health Care Services facility operating expense (1)	—	94.3	(94.3)	n/a	84.4	(84.4)	n/a
Total facility operating expense	480.4	570.5	(90.1)	(15.8)%	550.8	(70.4)	(12.8)%
General and administrative expense	43.8	54.1	(10.3)	(19.0)%	52.4	(8.6)	(16.4)%
Net income (loss) (1)	174.3	(125.0)	299.3	NM	(83.6)	257.9	NM
Adjusted EBITDA (2)	34.6	(64.0)	98.6	NM	33.1	1.5	4.5%
One-time cash lease payment	—	119.2	(119.2)	NM	—	—	—
Adjusted EBITDA, excluding one-time cash lease payment	34.6	55.2	(20.6)	(37.3)%	33.1	1.5	4.5%

(1)    On July 1, 2021, the Company sold 80% of its equity in its Health Care Services segment (the "HCS Sale") and recognized a $288.2 million gain on the sale. For periods beginning July 1, 2021, the results and financial position of the Health Care Services segment are deconsolidated from the Company's consolidated financial statements. Refer to the Transaction and Financing Update below for further information.
(2)    Adjusted EBITDA is a financial measure that is not calculated in accordance with GAAP. See "Reconciliations of Non-GAAP Financial Measures" for the Company's definition of such measure, reconciliations to the most comparable GAAP financial measure, and other important information regarding the use of the Company's non-GAAP financial measures. Unless otherwise indicated, Adjusted EBITDA for the third quarter of 2020 includes the $119.2 million one-time cash lease payment made to Ventas, Inc. ("Ventas") in connection with the Company’s lease restructuring transaction effective July 26, 2020 ("one-time cash lease payment").

•Senior housing resident fee revenue.
•The Company estimates that the COVID-19 pandemic resulted in $76.4 million, $81.8 million, and $76.5 million of lost resident fee revenue in the consolidated senior housing portfolio for the third quarter of 2021, second quarter of 2021, and third quarter of 2020, respectively. The estimated lost resident fee revenue represents the difference between the actual resident fee revenue for the period and the Company's pre-pandemic expectations for the 2020 period.
•3Q 2021 vs 3Q 2020:
◦Consolidated RevPAR decreased $22, or 0.6%, to $3,784 as a result of a decrease in consolidated weighted average occupancy of 280 basis points to 72.5%, offset by an increase in consolidated RevPOR of $163, or 3.2%, to $5,219. The increase in RevPOR was primarily the result of in-place rent increases and an occupancy mix shift to more memory care and skilled nursing services.
◦The disposition of 12 communities through sales and conveyances of owned communities and lease terminations since the beginning of the third quarter of 2020 resulted in $7.4 million less in resident fees during the third quarter of 2021 compared to the third quarter of 2020.
•3Q 2021 vs 2Q 2021: Consolidated RevPAR increased $92, or 2.5%, to $3,784 as a result of an increase in consolidated weighted average occupancy of 200 basis points to 72.5%, partially offset by a decrease in consolidated RevPOR of $18, or 0.3%, to $5,219.

•Management fee revenue.
•The decrease was primarily due to the transition of management arrangements on certain former unconsolidated ventures in which the Company sold its interest and interim management agreements on formerly leased communities.

•Senior housing facility operating expense.
•3Q 2021 vs 3Q 2020:
◦Senior housing facility operating expense increased $4.2 million, or 0.9%, primarily due to an increase in labor expense arising from increased contract labor and overtime costs due to the intensely competitive labor market, partially offset by a decrease in incremental costs to respond to the COVID-19 pandemic.
◦The disposition of communities resulted in $7.7 million less in facility operating expenses during the third quarter of 2021 compared to the third quarter of 2020.
•3Q 2021 vs 2Q 2021: Senior housing facility operating expense increased $14.0 million, or 3.0%, primarily due to an increase in labor expense arising from increased contract labor and overtime costs due to the intensely competitive labor market and an additional day of expense during the third quarter. Additionally, there was a seasonal increase in utility costs.
•The Company incurred $7.2 million, $8.9 million, and $22.1 million of incremental direct costs in the consolidated senior housing portfolio during the third quarter of 2021, second quarter of 2021, and third quarter of 2020, respectively, to respond to the COVID-19 pandemic, including costs for: acquisition of personal protective equipment ("PPE"), medical equipment, and cleaning and disposable food service supplies; enhanced cleaning and environmental sanitation; increased employee-related costs, including labor, workers compensation, and health plan expense; increased expense for general liability claims; and COVID-19 testing of residents and associates where not otherwise covered by government payor or third-party insurance sources.

•General and administrative expense.
•3Q 2021 vs 3Q 2020: The decrease in general and administrative expense was primarily attributable to decreases in transaction costs, compensation costs as a result of a reduction in the Company's corporate headcount related to the HCS Sale, and non-cash stock-based compensation expense.
•3Q 2021 vs 2Q 2021: The decrease in general and administrative expense was primarily attributable to a decrease in compensation costs as a result of a reduction in the Company's corporate headcount related to the HCS Sale and a decrease in estimated incentive compensation costs.

•Net income (loss).
•3Q 2021 vs 3Q 2020: The increase in net income (loss) was primarily attributable to gain on sale of assets of $288.2 million from the HCS Sale and decreases in facility operating lease expense, depreciation and amortization expense, non-cash asset impairment expense, and general and administrative expense, partially offset by the net impact of the revenue and facility operating expense factors previously discussed and a $10.7 million decrease in other operating income.
•3Q 2021 vs 2Q 2021: The increase in net income (loss) was primarily attributable to gain on sale of assets of $288.2 million from the HCS Sale and the general and administrative factors previously discussed, partially offset by a decrease in equity in earnings of unconsolidated ventures.

•Adjusted EBITDA.
•3Q 2021 vs 3Q 2020: The increase in Adjusted EBITDA was primarily attributable to the $119.2 million one-time cash lease payment made to Ventas in connection with the Company's lease restructuring transaction effective July 26, 2020 and the decrease in general and administrative expense (excluding non-cash stock based compensation expense and transaction and organizational restructuring costs), partially offset by the net impact of the revenue, other operating income, and facility operating expense factors previously discussed.
•3Q 2021 vs 2Q 2021: The increase in Adjusted EBITDA was primarily attributable to the decrease in general and administrative expense (excluding non-cash stock based compensation expense and transaction and organizational restructuring costs), partially offset by the deconsolidation of the operating results of the Health Care Services segment and decreases in management fee revenue and other operating income.

•COVID-19 Impact.
•Vaccine Update: As of October 31, 2021, the Company's resident vaccine acceptance rate was 95%. The U.S. Centers for Disease Control and Prevention ("CDC") has recently recommended that certain populations, including residents in long-term care settings, should receive a COVID-19 booster dose. The Company has completed booster vaccine clinics in the vast majority of its communities. The Company has adopted a policy requiring its associates to be vaccinated against COVID-19, subject to limited exceptions, which the Company is implementing in a phased approach beginning with its corporate associates and field and community leadership.
•Rebuilding Occupancy. The Company continues to execute on key initiatives to rebuild occupancy lost due to the pandemic. Beginning in March 2021, the Company has achieved eight consecutive months of weighted average consolidated senior housing occupancy growth on a sequential basis. According to data from the National Investment Center for the Seniors Housing & Care Industry ("NIC"), seniors housing occupancy increased 120 basis points from the second quarter to the third quarter of 2021 for stabilized portfolios. The Company's weighted average consolidated senior housing occupancy increased 200 basis points sequentially for the third quarter of 2021 compared to the second quarter of 2021. During the third quarter of 2021, the nationwide spread of the Delta variant caused some moderation in the Company's sequential monthly occupancy growth rate. The table below sets forth the Company's consolidated occupancy trend during 2021.

	Jan 2021	Feb 2021	Mar 2021	Apr 2021	May 2021	Jun 2021	Jul 2021	Aug 2021	Sep 2021	Oct 2021
Weighted average	70.0%	69.4%	69.4%	69.9%	70.5%	71.2%	72.0%	72.5%	73.0%	73.3%
Month end	70.4%	70.1%	70.6%	71.1%	71.6%	72.6%	73.3%	73.7%	74.2%	74.5%

•Community Restrictions. As of July 31, 2021, all of the Company's communities were open for visitors, new resident move-ins, and prospective residents. During the third quarter of 2021, several of the Company's communities experienced restrictions on visitors, new resident move-ins, and prospective residents, with a peak of such restrictions occurring in mid-September 2021. As of October 31, 2021, substantially all of the Company's communities were open for visitors, new resident move-ins, and prospective residents. The Company may revert to more restrictive measures at its communities, including restrictions on visitors and move-ins, if the pandemic worsens, as necessary to comply with regulatory requirements, or at the direction of state or local health authorities.
•Financial Relief. In September 2021, the U.S. Department of Health and Human Services ("HHS") announced that it has allocated $17.0 billion for a Phase 4 general distribution from the Provider Relief Fund. HHS will determine the exact amount of the payments after analyzing data from all the applications received. The Company applied for the Phase 4 general distribution and intends to pursue any additional funding that may become available. There can be no assurance that the Company will qualify for, or receive, such future grants in the amount it expects, that additional restrictions on the permissible uses or terms and conditions of the grants will not be imposed by HHS, or that future funding programs will be made available for which it qualifies.

Same Community Senior Housing (Independent Living (IL), Assisted Living and Memory Care (AL/MC), and CCRCs)

The table below presents a summary of same community operating results and metrics of the Company's consolidated senior housing portfolio.(3)

			Year-Over-Year Increase / (Decrease)			Sequential Increase / (Decrease)
($ in millions, except RevPAR and RevPOR)	3Q 2021	3Q 2020	Amount	Percent	2Q 2021	Amount	Percent
RevPAR	$3,786	$3,822	$(36)	(0.9)%	$3,693	$93	2.5%
Weighted average occupancy	72.5%	75.5%	(300) bps	n/a	70.4%	210 bps	n/a
RevPOR	$5,222	$5,064	$158	3.1%	$5,247	$(25)	(0.5)%
Facility operating expense	$453.6	$441.0	$12.6	2.9%	$439.5	$14.1	3.2%

(3)    The same community portfolio includes operating results and data for 634 communities consolidated and operational for the full period in both comparison years. Consolidated communities excluded from the same community portfolio include communities acquired or disposed of since the beginning of the prior year, communities classified as assets held for sale, certain communities planned for disposition, certain communities that have undergone or are undergoing expansion, redevelopment, and repositioning projects, and certain communities that have experienced a casualty event that significantly impacts their operations. To aid in comparability, same community operating results exclude natural disaster expense.

•Resident fees.
•The Company estimates that the COVID-19 pandemic resulted in $74.4 million, $79.9 million, and $72.4 million of lost resident fee revenue for the Company's same community senior housing portfolio for the third quarter of 2021, second quarter of 2021, and third quarter of 2020, respectively.
•3Q 2021 vs 3Q 2020: Same community resident fees decreased $5.3 million to $569.6 million attributable to the decrease in occupancy, partially offset by the increase in RevPOR. The increase in RevPOR was primarily the result of in-place rent increases and an occupancy mix shift to more memory care and skilled nursing services.
•3Q 2021 vs 2Q 2021: Same community resident fees increased $14.0 million to $569.6 million attributable to the increase in occupancy, partially offset by the decrease in RevPOR.

•Facility operating expense.
•3Q 2021 vs 3Q 2020: The year-over-year increase was primarily due to an increase in labor expense arising from increased contract labor and overtime costs due to the intensely competitive labor market, partially offset by a decrease in incremental costs to respond to the COVID-19 pandemic.
•3Q 2021 vs 2Q 2021: The increase was primarily due to an increase in labor expense arising from increased contract labor and overtime costs due to the intensely competitive labor market and an additional day of expense during the third quarter. Additionally, there was a seasonal increase in utility costs.
•The Company's same community senior housing portfolio incurred $6.5 million, $8.3 million, and $20.5 million of incremental direct costs during the third quarter of 2021, second quarter of 2021, and third quarter of 2020, respectively, to respond to the COVID-19 pandemic.

LIQUIDITY

The table below presents a summary of the Company’s net cash provided by (used in) operating activities and Adjusted Free Cash Flow.

			Year-Over-Year Increase / (Decrease)			Sequential Increase / (Decrease)
($ in millions)	3Q 2021	3Q 2020	Amount	Percent	2Q 2021	Amount	Percent
Net cash provided by (used in) operating activities	$7.2	$(77.2)	$84.4	NM	$3.4	$3.8	111.8%
Adjusted Free Cash Flow (4)	(42.6)	(114.3)	71.7	62.7%	(54.7)	12.1	22.1%

(4)    Adjusted Free Cash Flow is a financial measure that is not calculated in accordance with GAAP. See "Reconciliations of Non-GAAP Financial Measures" for the Company's definition of such measure, reconciliations to the most comparable GAAP financial measure and other important information regarding the use of the Company's non-GAAP financial measures. Adjusted Free Cash Flow for the third quarter of 2020 includes the $119.2 million one-time cash lease payment.

•Net cash provided by (used in) operating activities.
•3Q 2021 vs 3Q 2020: The change in net cash provided by (used in) operating activities was primarily attributable to the $119.2 million one-time cash lease payment made to Ventas in connection with the Company's lease restructuring transaction with Ventas effective July 26, 2020. This change was partially offset by $23.6 million of the employer portion of social security payroll taxes deferred during the prior year period and an increase in same community facility operating expenses compared to the prior year period.
•3Q 2021 vs 2Q 2021: The increase in net cash provided by (used in) operating activities was primarily attributable to a decrease in recoupment of accelerated/advanced Medicare payments compared to the prior period as a result of the HCS Sale, and a decrease in distributions from unconsolidated ventures compared to the prior period.

•Adjusted Free Cash Flow.
•3Q 2021 vs 3Q 2020: The $71.7 million change in Adjusted Free Cash Flow was primarily attributable to the change in net cash provided by operating activities, excluding an $8.4 million increase in lessor capital expenditure reimbursements, partially offset by a $5.3 million increase in non-development capital expenditures, net.
•3Q 2021 vs 2Q 2021: The $12.1 million change in Adjusted Free Cash Flow was primarily attributable to a decrease in recoupment of accelerated/advanced Medicare payments compared to the prior period as a result of the HCS Sale, and a $7.6 million decrease in non-development capital expenditures, net, compared to the prior period.

•Total Liquidity. Total liquidity of $645.8 million as of September 30, 2021 included $478.5 million of unrestricted cash and cash equivalents, $157.9 million of marketable securities, and $9.4 million of availability on the Company's secured credit facility. Total liquidity as of September 30, 2021 increased $258.0 million from June 30, 2021, primarily attributable to the HCS Sale on July 1, 2021, for net cash proceeds of $305.8 million at closing, partially offset by the negative $42.6 million of Adjusted Free Cash Flow during the third quarter of 2021.

TRANSACTION AND FINANCING UPDATE

•Sale of Health Care Services: On July 1, 2021, the Company completed the sale of 80% of its equity in its Health Care Services segment to affiliates of HCA Healthcare, Inc. ("HCA Healthcare") for a purchase price of $400.0 million in cash, subject to certain adjustments set forth in the Securities Purchase Agreement (the "Purchase Agreement") dated February 24, 2021, including a reduction for the remaining outstanding balance as of the closing of Medicare advance payments and deferred payroll tax payments related to the Health Care Services segment (the "HCS Sale"). The Company received net cash proceeds of $305.8 million at closing on July 1, 2021 and $6.8 million upon completion of the post-closing net working capital adjustment in October 2021. Pursuant to the Purchase Agreement, at closing of the transaction, the Company retained a 20% equity interest in the Health Care Services venture.

The results and financial position of the Company's Health Care Services segment were deconsolidated from its consolidated financial statements as of July 1, 2021 and its 20% equity interest in the Health Care Services venture is accounted for under the equity method of accounting subsequent to that date. As of July 1, 2021, the Company recognized a $100.0 million asset within investment in unconsolidated ventures on its condensed consolidated balance sheet for the estimated fair value of its retained 20% noncontrolling interest in the Health Care Services venture. The Company recognized a $288.2 million gain on sale, net of transaction costs, for the HCS Sale for the three months ended September 30, 2021.

In September 2021, the Health Care Services venture entered into a Securities Purchase Agreement with LHC Group Inc., providing for the sale of home health, hospice, and outpatient therapy agencies in areas not served by HCA Healthcare. Upon the completion of the sale on November 1, 2021, the Company received $35.0 million of cash distributions from the HCS Venture from the net sale proceeds, which further enhanced its liquidity. The Company continues to retain a 20% equity interest in the remaining Health Care Services venture, which continues to operate home health, hospice, and outpatient therapy agencies in areas served by HCA Healthcare.

•Convertible Debt Issuance: On October 1, 2021, the Company issued $230.0 million principal amount of 2.00% convertible senior notes due 2026. The Company received net proceeds of $224.3 million after the deduction of the initial purchasers' discount. The Company used $15.9 million of the net proceeds to pay the Company’s cost of capped call transactions entered into in connection with the issuance, which are expected generally to reduce or offset potential dilution to holders of the Company’s common stock. Additionally, the Company used a portion of the net proceeds to repay a $45.0 million note payable and $29.2 million of mortgage debt and intends to use the remaining net proceeds for general corporate purposes, including refinancing or repaying maturing debt.

OUTLOOK

The Company expects Adjusted EBITDA for the fourth quarter of 2021 to be in the range of $35 million to $40 million.

This guidance excludes the potential impact of any government financial relief including distributions from the Provider Relief Fund or future acquisition or disposition activity other than the planned disposition of three communities classified as held for sale. Reconciliation of the non-GAAP financial measure included in the foregoing guidance to the most comparable GAAP financial measure is not available without unreasonable effort due to the inherent difficulty in forecasting the timing or amounts of items required to reconcile Adjusted EBITDA from the Company's net income (loss). Variability in the timing or amounts of items required to reconcile the measure may have a significant impact on the Company's future GAAP results.

SUPPLEMENTAL INFORMATION

The Company will post on its website at www.brookdaleinvestors.com supplemental information relating to the Company's third quarter 2021 results, an updated investor presentation, and a copy of this earnings release. The supplemental information and a copy of this earnings release will also be furnished in a Form 8-K to be filed with the SEC.

EARNINGS CONFERENCE CALL

Brookdale's management will conduct a conference call to review the financial results for the third quarter 2021 on November 5, 2021 at 9:00 AM ET. The conference call can be accessed by dialing (844) 200-6205 (from within the U.S.) or (929) 526-1599 (from outside of the U.S.) ten minutes prior to the scheduled start and referencing the access code "519846".

A webcast of the conference call will be available to the public on a listen-only basis at www.brookdaleinvestors.com. Please allow extra time prior to the call to download the necessary software required to listen to the internet broadcast. A replay of the webcast will be available through the website following the call.

For those who cannot listen to the live call, a replay of the webcast will be available until 11:59 PM ET on November 12, 2021 by dialing (866) 813-9403 (from within the U.S.) or +44 (204) 525-0658 (from outside of the U.S.) and referencing access code “221605”.

ABOUT BROOKDALE SENIOR LIVING

Brookdale Senior Living Inc. is the nation’s premier operator of senior living communities. The Company is committed to its mission of enriching the lives of the people it serves with compassion, respect, excellence and integrity. The Company operates independent living, assisted living, and Alzheimer’s and dementia care communities. Through its comprehensive network, Brookdale helps to provide seniors with care and services in an environment that feels like home. The Company’s expertise in healthcare, hospitality and real estate provides residents with opportunities to improve wellness, pursue passions and stay connected with friends and loved ones. Brookdale operates and manages 682 communities in 41 states as of September 30, 2021, with the ability to serve more than 60,000 residents. Brookdale's stock trades on the New York Stock Exchange under the ticker symbol BKD. For more information, visit brookdale.com or connect with Brookdale on Facebook at facebook.com/brookdaleseniorliving or Twitter at twitter.com/brookdaleliving.

DEFINITIONS OF RevPAR AND RevPOR

RevPAR, or average monthly senior housing resident fee revenue per available unit, is defined by the Company as resident fee revenue for the corresponding portfolio for the period (excluding Health Care Services segment revenue, revenue for private duty services provided to seniors living outside of the Company's communities, and entrance fee amortization), divided by the weighted average number of available units in the corresponding portfolio for the period, divided by the number of months in the period.

RevPOR, or average monthly senior housing resident fee revenue per occupied unit, is defined by the Company as resident fee revenue for the corresponding portfolio for the period (excluding Health Care Services segment revenue, revenue for private duty services provided to seniors living outside of the Company's communities, and entrance fee amortization), divided by the weighted average number of occupied units in the corresponding portfolio for the period, divided by the number of months in the period.

SAFE HARBOR

Certain statements in this press release and the associated earnings call may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are subject to various risks and uncertainties and include all statements that are not historical statements of fact and those regarding the Company's intent, belief or expectations. Forward-looking statements are generally identifiable by use of forward-looking terminology such as "may," "will," "should," "could," "would," "potential," "intend," "expect," "endeavor," "seek," "anticipate," "estimate," "believe," "project," "predict," "continue," "plan," "target," or other similar words or expressions. These forward-looking statements are based on certain assumptions and expectations, and the Company's ability to predict results or the actual effect of future plans or strategies is inherently uncertain. Although the Company believes that expectations reflected in any forward-looking statements are based on reasonable assumptions, it can give no assurance that its assumptions or expectations will be attained and actual results and performance could differ materially from those projected. Factors which could have a material adverse effect on the Company's operations and future prospects or which could cause events or circumstances to differ from the forward-looking statements include, but are not limited to, the impacts of the COVID-19 pandemic, including the response efforts of federal, state, and local government authorities, businesses, individuals, and the Company on the Company's business, results of operations, cash flow, revenue, expenses, liquidity, and its strategic initiatives, including plans for future growth, which will depend on many factors, some of which cannot be foreseen, including the duration, severity, and breadth of the pandemic and any resurgence or variants of the disease, including the Delta variant, the impact of COVID-19 on the nation’s economy and debt and equity markets and the local economies in the Company's markets, the development, availability, utilization, and efficacy of COVID-19 testing, therapeutic agents, and vaccines and the prioritization of such resources among businesses and demographic groups, government financial and regulatory relief efforts that may become available to business and individuals, including the Company's ability to qualify for and satisfy the terms and conditions of financial relief, perceptions regarding the safety of senior living communities during and after the pandemic, changes in demand for senior living communities and the Company's ability to adapt its sales and marketing efforts to meet that demand, the impact of COVID-19 on the Company's residents’ and their families’ ability to afford its resident fees, including due to changes in unemployment rates, consumer confidence, housing markets, and equity markets caused by COVID-19, changes in the acuity levels of the Company's new residents, the disproportionate impact of COVID-19 on seniors generally and those residing in the Company's communities, the duration and costs of the Company's response efforts, including increased equipment, supplies, labor, litigation, testing, vaccination clinic, and other expenses, potentially greater associate attrition and use of contract labor due to the Company's associate vaccine mandate, the impact of COVID-19 on the Company's ability to complete financings, and refinancings of various assets, or other transactions or to generate sufficient cash flow to cover required interest and lease payments and to satisfy financial and other covenants in its debt and lease documents, increased regulatory requirements, including unfunded, mandatory testing, increased enforcement actions resulting from COVID-19, government action that may limit the Company's collection or discharge efforts for delinquent accounts, and the frequency and magnitude of legal actions and liability claims that may arise due to COVID-19 or the Company's response efforts; events which adversely affect the ability of seniors to afford resident fees, including downturns in the economy, housing market, consumer confidence, or the equity markets and unemployment among resident family members; changes in reimbursement rates, methods, or timing under governmental reimbursement programs including the Medicare and Medicaid programs; the impact of ongoing healthcare reform efforts; the effects of senior housing construction and development, lower industry occupancy (including due to the pandemic), and increased competition; conditions of housing markets, regulatory changes, acts of nature, and the effects of climate change in geographic areas where the Company is concentrated; terminations of the Company's resident agreements and vacancies in the living spaces it leases, including due to the pandemic; limits on the Company's ability to use net operating loss carryovers to reduce future tax payments; failure to maintain the security and functionality of the Company's information systems, to prevent a cybersecurity attack or breach, or to comply with applicable privacy and consumer protection laws, including HIPAA; the Company's ability to complete its capital expenditures in accordance with its plans; the Company's ability to identify and pursue development, investment and acquisition opportunities and its ability to successfully integrate acquisitions; competition for the acquisition of assets; the Company's ability to complete pending or expected disposition, acquisition, or other transactions on agreed upon terms or at all, including in respect of the satisfaction of closing conditions, the risk that regulatory approvals are not obtained or are subject to unanticipated conditions, and uncertainties as to the timing of closing, and the Company's ability to identify and pursue any such opportunities in the future; risks related to the implementation of the Company's strategy, including initiatives undertaken to execute on the Company's strategic priorities and their effect on its results; delays in obtaining regulatory approvals; disruptions in the financial markets or decreases in the appraised values, performance, or occupancy of the Company's communities that affect the Company's ability to obtain financing or extend or refinance debt as it matures and the Company's financing costs; the Company's ability to generate sufficient cash flow to cover required interest and long-term lease payments and to fund its planned capital projects; the effect of the Company's non-compliance with any of its debt or lease agreements (including the financial covenants contained therein), including the risk of lenders or lessors declaring a cross default in the event of the Company's non-compliance with any such agreements and the risk of loss of the Company's property securing leases and indebtedness due to any resulting lease terminations and foreclosure actions; the effect of the Company's indebtedness and long-term leases on the Company's liquidity; the potential phasing out of LIBOR which may increase the costs of the Company's debt obligations; the Company's ability to obtain additional capital on terms acceptable to it; departures of key officers and potential disruption caused by changes in management; increased competition for or a shortage of personnel (including due to the pandemic or general labor market conditions), wage pressures resulting from increased competition, low unemployment levels, minimum wage increases and changes in overtime laws, and union activity; environmental contamination at any of the Company's communities; failure to comply with existing environmental laws; an adverse determination or resolution of complaints filed against the Company, including class action and stockholder derivative complaints; the cost and difficulty of complying with increasing and evolving regulation; costs to respond to, and adverse determinations resulting from, government reviews, audits and investigations; unanticipated costs to comply with legislative or regulatory developments; the risks associated with current global economic conditions and general economic factors such as inflation, the consumer price index, commodity costs, fuel and other energy costs, costs of salaries, wages, benefits, and insurance, interest rates, and tax rates; the impact of seasonal contagious illness or an outbreak of COVID-19 or other contagious disease in the markets in which the Company operates; actions of activist stockholders, including a proxy contest; as well as other risks detailed from time to time in the Company's filings with the Securities and Exchange Commission, including those set forth under "Item 1A. Risk Factors" contained in the Company's Annual Report on Form 10-K for the year ended December 31, 2020 and Part II, "Item 1A. Risk Factors" and elsewhere in

Quarterly Reports on Form 10-Q. When considering forward-looking statements, you should keep in mind the risk factors and other cautionary statements in such SEC filings. Readers are cautioned not to place undue reliance on any of these forward-looking statements, which reflect management's views as of the date of this press release and/or associated earnings call. The Company cannot guarantee future results, levels of activity, performance or achievements, and, except as required by law, it expressly disclaims any obligation to release publicly any updates or revisions to any forward-looking statements contained in this press release and/or associated earnings call to reflect any change in the Company's expectations with regard thereto or change in events, conditions, or circumstances on which any statement is based.

Condensed Consolidated Statements of Operations

	Three Months Ended September 30,		Nine Months Ended September 30,
(in thousands, except per share data)	2021	2020	2021	2020
Revenue
Resident fees	$600,095	$700,771	$1,938,423	$2,215,107
Management fees	3,621	5,669	17,185	120,460
Reimbursed costs incurred on behalf of managed communities	37,849	90,775	146,651	315,003
Other operating income	89	10,765	12,132	37,458
Total revenue and other operating income	641,654	807,980	2,114,391	2,688,028

Expense
Facility operating expense (excluding facility depreciation and amortization of $78,756, $81,854, $233,951, and $253,126, respectively)	480,423	570,530	1,587,581	1,765,046
General and administrative expense (including non-cash stock-based compensation expense of $3,568, $6,136, $12,878, and $18,212, respectively)	43,812	54,138	146,155	161,251
Facility operating lease expense	43,226	51,620	131,508	178,480
Depreciation and amortization	84,560	87,821	252,042	271,713
Asset impairment	639	8,213	13,394	96,729
Costs incurred on behalf of managed communities	37,849	90,775	146,651	315,003
Total operating expense	690,509	863,097	2,277,331	2,788,222
Income (loss) from operations	(48,855)	(55,117)	(162,940)	(100,194)

Interest income	286	607	1,048	4,305
Interest expense:
Debt	(35,708)	(36,908)	(106,484)	(117,645)
Financing lease obligations	(11,674)	(11,908)	(34,549)	(37,082)
Amortization of deferred financing costs and debt discount	(1,979)	(1,730)	(5,992)	(4,601)
Gain (loss) on debt modification and extinguishment, net	—	(7,917)	—	11,107
Equity in earnings (loss) of unconsolidated ventures	(1,474)	(293)	11,941	(863)
Gain (loss) on sale of assets, net	288,375	2,209	289,408	374,019
Other non-operating income (loss)	571	948	5,163	4,598
Income (loss) before income taxes	189,542	(110,109)	(2,405)	133,644
Benefit (provision) for income taxes	(15,279)	(14,884)	(15,239)	(7,560)
Net income (loss)	174,263	(124,993)	(17,644)	126,084
Net (income) loss attributable to noncontrolling interest	19	18	56	55
Net income (loss) attributable to Brookdale Senior Living Inc. common stockholders	$174,282	$(124,975)	$(17,588)	$126,139

Net income (loss) per share attributable to Brookdale Senior Living Inc. common stockholders:
Basic	$0.94	$(0.68)	$(0.10)	$0.69
Diluted	$0.89	$(0.68)	$(0.10)	$0.69

Weighted average common shares outstanding:
Basic	185,317	183,244	184,841	183,535
Diluted	196,230	183,244	184,841	183,668

Condensed Consolidated Balance Sheets

(in thousands)	September 30, 2021	December 31, 2020
Cash and cash equivalents	$478,509	$380,420
Marketable securities	157,936	172,905
Restricted cash	37,722	28,059
Accounts receivable, net	52,223	109,221
Assets held for sale	11,739	16,061
Prepaid expenses and other current assets, net	94,984	66,937
Total current assets	833,113	773,603
Property, plant and equipment and leasehold intangibles, net	4,940,553	5,068,060
Operating lease right-of-use assets	669,158	788,138
Other assets, net	211,509	271,957
Total assets	$6,654,333	$6,901,758

Current portion of long-term debt	$219,323	$68,885
Current portion of financing lease obligations	21,634	19,543
Current portion of operating lease obligations	146,451	146,226
Other current liabilities	434,508	456,079
Total current liabilities	821,916	690,733
Long-term debt, less current portion	3,638,136	3,847,103
Financing lease obligations, less current portion	534,853	543,764
Operating lease obligations, less current portion	726,086	819,429
Other liabilities	139,562	198,000
Total liabilities	5,860,553	6,099,029
Total Brookdale Senior Living Inc. stockholders' equity	791,541	800,434
Noncontrolling interest	2,239	2,295
Total equity	793,780	802,729
Total liabilities and equity	$6,654,333	$6,901,758

Condensed Consolidated Statements of Cash Flows

	Nine Months Ended September 30,
(in thousands)	2021	2020
Cash Flows from Operating Activities
Net income (loss)	$(17,644)	$126,084
Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities:
Loss (gain) on debt modification and extinguishment, net	—	(11,107)
Depreciation and amortization, net	258,034	276,314
Asset impairment	13,394	96,729
Equity in (earnings) loss of unconsolidated ventures	(11,941)	863
Distributions from unconsolidated ventures from cumulative share of net earnings	6,191	766
Amortization of entrance fees	(1,320)	(1,606)
Proceeds from deferred entrance fee revenue	2,981	118
Deferred income tax (benefit) provision	8,512	(2,727)
Operating lease expense adjustment	(16,263)	(132,276)
Loss (gain) on sale of assets, net	(289,408)	(374,019)
Non-cash stock-based compensation expense	12,878	18,212
Other	(4,399)	(1,965)
Changes in operating assets and liabilities:
Accounts receivable, net	(584)	19,678
Prepaid expenses and other assets, net	(7,487)	27,504
Prepaid insurance premiums financed with notes payable	(4,634)	(5,823)
Trade accounts payable and accrued expenses	21,878	17,002
Refundable fees and deferred revenue	(10,492)	64,763
Operating lease assets and liabilities for lessor capital expenditure reimbursements	27,057	13,640
Net cash provided by (used in) operating activities	(13,247)	132,150
Cash Flows from Investing Activities
Change in lease security deposits and lease acquisition deposits, net	19	3,399
Purchase of marketable securities	(247,847)	(255,373)
Sale and maturities of marketable securities	262,995	188,750
Capital expenditures, net of related payables	(125,817)	(140,690)
Acquisition of assets, net of related payables and cash received	—	(472,193)
Investment in unconsolidated ventures	(5,359)	(1,809)
Distributions received from unconsolidated ventures	2,155	—
Proceeds from sale of assets, net	315,583	331,103
Proceeds from notes receivable	—	2,849
Net cash provided by (used in) investing activities	201,729	(343,964)
Cash Flows from Financing Activities
Proceeds from debt	25,158	961,833
Repayment of debt and financing lease obligations	(96,065)	(518,700)
Proceeds from line of credit	—	166,381
Repayment of line of credit	—	(166,381)
Purchase of treasury stock, net of related payables	—	(18,123)
Payment of financing costs, net of related payables	(196)	(18,141)
Payments of employee taxes for withheld shares	(4,772)	(4,012)
Other	144	335
Net cash provided by (used in) financing activities	(75,731)	403,192
Net increase (decrease) in cash, cash equivalents, and restricted cash	112,751	191,378
Cash, cash equivalents, and restricted cash at beginning of period	465,148	301,697
Cash, cash equivalents, and restricted cash at end of period	$577,899	$493,075

Reconciliations of Non-GAAP Financial Measures

This earnings release contains the financial measures Adjusted EBITDA and Adjusted Free Cash Flow, which are not calculated in accordance with U.S. generally accepted accounting principles ("GAAP"). Presentations of these non-GAAP financial measures are intended to aid investors in better understanding the factors and trends affecting the Company’s performance and liquidity. However, investors should not consider these non-GAAP financial measures as a substitute for financial measures determined in accordance with GAAP, including net income (loss), income (loss) from operations, or net cash provided by (used in) operating activities. Investors are cautioned that amounts presented in accordance with the Company’s definitions of these non-GAAP financial measures may not be comparable to similar measures disclosed by other companies because not all companies calculate non-GAAP measures in the same manner. Investors are urged to review the following reconciliations of these non-GAAP financial measures from the most comparable financial measures determined in accordance with GAAP.

Adjusted EBITDA

Adjusted EBITDA is a non-GAAP performance measure that the Company defines as net income (loss) excluding: benefit/provision for income taxes, non-operating income/expense items, and depreciation and amortization; and further adjusted to exclude income/expense associated with non-cash, non-operational, transactional, cost reduction, or organizational restructuring items that management does not consider as part of the Company’s underlying core operating performance and that management believes impact the comparability of performance between periods. For the periods presented herein, such other items include non-cash impairment charges, gain/loss on facility lease termination and modification, operating lease expense adjustment, amortization of deferred gain, change in future service obligation, non-cash stock-based compensation expense, and transaction and organizational restructuring costs. Transaction costs include those directly related to acquisition, disposition, financing, and leasing activity, and stockholder relations advisory matters, and are primarily comprised of legal, finance, consulting, professional fees, and other third-party costs. Organizational restructuring costs include those related to the Company’s efforts to reduce general and administrative expense and its senior leadership changes, including severance.

The Company believes that presentation of Adjusted EBITDA as a performance measure is useful to investors because (i) it is one of the metrics used by the Company’s management for budgeting and other planning purposes, to review the Company’s historic and prospective core operating performance, and to make day-to-day operating decisions; (ii) it provides an assessment of operational factors that management can impact in the short-term, namely revenues and the controllable cost structure of the organization, by eliminating items related to the Company’s financing and capital structure and other items that management does not consider as part of the Company’s underlying core operating performance and that management believes impact the comparability of performance between periods; and (iii) the Company believes that this measure is used by research analysts and investors to evaluate the Company’s operating results and to value companies in its industry.

Adjusted EBITDA has material limitations as a performance measure, including: (i) excluded interest and income tax are necessary to operate the Company’s business under its current financing and capital structure; (ii) excluded depreciation, amortization and impairment charges may represent the wear and tear and/or reduction in value of the Company’s communities, goodwill, and other assets and may be indicative of future needs for capital expenditures; and (iii) the Company may incur income/expense similar to those for which adjustments are made, such as gain/loss on sale of assets, facility lease termination and modification, or debt modification and extinguishment, non-cash stock-based compensation expense, and transaction and other costs, and such income/expense may significantly affect the Company’s operating results.

The table below reconciles the Company's Adjusted EBITDA from its net income (loss).

	Three Months Ended
(in thousands)	September 30, 2021	June 30, 2021	September 30, 2020
Net income (loss)	$174,263	$(83,604)	$(124,993)
Provision (benefit) for income taxes	15,279	(792)	14,884
Equity in (earnings) loss of unconsolidated ventures	1,474	(13,946)	293
Loss (gain) on debt modification and extinguishment, net	—	—	7,917
Loss (gain) on sale of assets, net	(288,375)	79	(2,209)
Other non-operating (income) loss	(571)	(2,948)	(948)
Interest expense	49,361	49,057	50,546
Interest income	(286)	(341)	(607)
Income (loss) from operations	(48,855)	(52,495)	(55,117)
Depreciation and amortization	84,560	83,591	87,821
Asset impairment	639	2,078	8,213
Operating lease expense adjustment	(6,273)	(5,326)	(117,322)
Non-cash stock-based compensation expense	3,568	4,527	6,136
Transaction and organizational restructuring costs	943	689	6,250
Adjusted EBITDA(5)	$34,582	$33,064	$(64,019)
One-time cash lease payment	—	—	119,180
Adjusted EBITDA, excluding one-time cash lease payment	$34,582	$33,064	$55,161

(5)    Adjusted EBITDA includes $0.1 million, $1.3 million, and $10.8 million benefit for the three months ended September 30, 2021, June 30, 2021, and September 30, 2020, respectively, of Provider Relief Funds and other government grants and credits recognized in other operating income. Adjusted EBITDA for the three months ended September 30, 2020 includes the $119.2 million one-time cash lease payment.

Adjusted Free Cash Flow

Adjusted Free Cash Flow is a non-GAAP liquidity measure that the Company defines as net cash provided by (used in) operating activities before: distributions from unconsolidated ventures from cumulative share of net earnings, changes in prepaid insurance premiums financed with notes payable, changes in operating lease liability for lease termination, cash paid/received for gain/loss on facility lease termination and modification, and lessor capital expenditure reimbursements under operating leases; plus: property insurance proceeds and proceeds from refundable entrance fees, net of refunds; less: non-development capital expenditures and payment of financing lease obligations. Non-development capital expenditures are comprised of corporate and community-level capital expenditures, including those related to maintenance, renovations, upgrades, and other major building infrastructure projects for the Company’s communities and is presented net of lessor reimbursements. Non-development capital expenditures do not include capital expenditures for: community expansions, major community redevelopment and repositioning projects, and the development of new communities.

The Company believes that presentation of Adjusted Free Cash Flow as a liquidity measure is useful to investors because (i) it is one of the metrics used by the Company’s management for budgeting and other planning purposes, to review the Company’s historic and prospective sources of operating liquidity, and to review the Company’s ability to service its outstanding indebtedness, pay dividends to stockholders, engage in share repurchases, and make capital expenditures, including development capital expenditures; and (ii) it provides an indicator to management to determine if adjustments to current spending decisions are needed.

Adjusted Free Cash Flow has material limitations as a liquidity measure, including: (i) it does not represent cash available for dividends, share repurchases, or discretionary expenditures since certain non-discretionary expenditures, including mandatory debt principal payments, are not reflected in this measure; (ii) the cash portion of non-recurring charges related to gain/loss on facility lease termination generally represent charges/gains that may significantly affect the Company’s liquidity; and (iii) the impact of timing of cash expenditures, including the timing of non-development capital expenditures, limits the usefulness of the measure for short-term comparisons.

The table below reconciles the Company's Adjusted Free Cash Flow from its net cash provided by (used in) operating activities.

	Three Months Ended
(in thousands)	September 30, 2021	June 30, 2021	September 30, 2020
Net cash provided by (used in) operating activities	$7,200	$3,410	$(77,169)
Net cash provided by (used in) investing activities	203,974	1,561	(48,554)
Net cash provided by (used in) financing activities	(19,177)	(20,992)	96,668
Net increase (decrease) in cash, cash equivalents, and restricted cash	$191,997	$(16,021)	$(29,055)

Net cash provided by (used in) operating activities	$7,200	$3,410	$(77,169)
Distributions from unconsolidated ventures from cumulative share of net earnings	(836)	(5,355)	(766)
Changes in prepaid insurance premiums financed with notes payable	(4,151)	(4,200)	(5,841)
Changes in assets and liabilities for lessor capital expenditure reimbursements under operating leases	(11,551)	(7,943)	(3,131)
Non-development capital expenditures, net	(28,193)	(35,795)	(22,872)
Payment of financing lease obligations	(5,039)	(4,864)	(4,548)
Adjusted Free Cash Flow (6)	$(42,570)	$(54,747)	$(114,327)

(6)     Adjusted Free Cash Flow includes transaction and organizational restructuring costs of $0.9 million, $0.7 million, and $6.3 million for the three months ended September 30, 2021, June 30, 2021, and September 30, 2020, respectively. Additionally, Adjusted Free Cash Flow includes:
•$1.1 million, $0.4 million, and $4.4 million benefit for the three months ended September 30, 2021, June 30, 2021, and September 30, 2020, respectively, from Provider Relief Funds and other government grants and credits accepted or received
•$3.5 million and $14.3 million recoupment of accelerated/advanced Medicare payments for the three months ended September 30, 2021 and June 30, 2021, respectively
•$2.5 million benefit from accelerated/advanced Medicare payments received for the three months ended September 30, 2020
•$23.6 million benefit from payroll taxes deferred for the three months ended September 30, 2020
•$119.2 million one-time cash lease payment for the three months ended September 30, 2020

Contact:
Kathy MacDonald
SVP Investor Relations
(615) 505-1968
Kathy.MacDonald@brookdale.com